Exhibit 99.1

Pacific Premier Bancorp, Inc. to Present at Community Bank Investor Conference on February 22, 2006

Costa Mesa, Calif., February 16, 2006-- Pacific Premier Bancorp, Inc., (NASDAQ: PPBI) (the “Company”), announced today that it has been invited to participate in the Community Bank Investor Conference presented by America’s Community Bankers (“ACB”) to be held at the Palace Hotel in San Francisco, California on February 21st and 22nd , 2006.  Steven R. Gardner, President and CEO of the Company, will be presenting on behalf of the Company at 2:00 p.m. PST on Wednesday, February 22, 2006.

Mr. Gardner stated “We are pleased to be a part of the ACB NASDAQ Stock Index and that the leadership of ACB has selected the Company as a presenter at this year’s conference.”

Attendance at the ACB conference is by invitation only. Investors, analysts and the general public may listen to the broadcast live via webcast. Individuals interested in listening to the webcast should allow sufficient time prior to the presentation to register and login. On the day of the event, a link to the webcast will be available on the Company’s website www.ppbi.net, or through ACB’s conference website www.acbankers.org.  Mr. Gardner’s presentation materials will be available in the Investor Relations section of the Company’s website prior to the beginning of his presentation.

PPBI Presentation
Wednesday, February 22, 2006
2:00 p.m. PST

Webcast URL
www.ppbi.net
Real Media or Windows Media player required

The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our three full-service depository branches and a loan production office in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, and Pasadena.  The Bank is scheduled to open its fourth and fifth branches during the second quarter in Newport Beach and Costa Mesa, respectively, and its sixth branch in Cypress during the third quarter of 2006.  For more information see www.ppbi.net.

The webcast and presentation referenced in this release may include forward-looking statements (related to the Company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: changes in the competitive marketplace; changes in the interest rate environment; changes in economic conditions; risks associated with credit quality and a corresponding increase in the provision for possible loan and lease losses; outcome of pending litigation; changes in the regulatory environment; changes in the California economy and in particular the real estate market, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner	John Shindler
President/CEO	Executive Vice President/CFO
714-431-4000	714-431-4000